Exhibit 99.1

Western Uranium & Vanadium Provides Market and Company Updates

Toronto, Ontario and Nucla, Colorado, Dec. 21, 2023 (GLOBE NEWSWIRE) --  Western Uranium & Vanadium Corp. (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is providing the following updates:

Uranium Markets

A few months, have made 2023 an extraordinary year for uranium markets. From January through mid-August, uranium spot prices (“Spot”) traded in a narrow range from $50 per pound to $57 per pound. Then in mid-August Spot began to rally surpassing the $60 and $70 price level in September. Well beyond expectations, Spot surpassed $80 price levels in November and $90 price levels in December. Over 15 year highs were achieved, price levels not seen since 2007. Uranium has been the best performing commodity in 2023.

Uranium Equity Markets

Uranium equities have been subject to the same positive nuclear and uranium fundamental newsflow, however these have recently lagged. The Sprott Uranium Miners ETF (“URNM”) can be used as a proxy for the broad uranium miners universe. During 3Q2023, URNM increased 40% outperforming the Spot increase from $56 to $72 price levels or +28%. However, during 4Q203 the URNM rally hit a ceiling advancing less than 5%, while Spot has continued to increase to $90 price levels or about +25%.

U.S. Legislative Catalyst

The U.S. civilian nuclear fleet remains the largest in the world. This month in a show of bipartisan support, the U.S. House of Representatives has passed the Prohibiting Russian Uranium Imports Act. The Russian response was notable as Bloomberg reported “the Kremlin may preemptively bar exports of its nuclear fuel to the US if lawmakers in Washington pass legislation prohibiting imports starting in 2028”. Subsequently, Bloomberg reported that Rosatom refuted that “potential pre-emptive ban”. Currently, the reliance on Russian uranium, conversion and enrichment services is being viewed quite differently than it has for decades. The legislative process toward a Russian ban will continue when the United States Senate returns in January 2024.

Positive Market Signals for Western’s Operations

Western believes that escalating spot uranium price levels reflect both the growth in nuclear power generation and supply market factors. We have observed a significant contraction in available uranium inventory.  The market is moving into a stage of an increasing supply / demand deficit, including new supply impairments due to the military overthrow of the government in Niger. Since Russia’s invasion of Ukraine, the U.S. legislature has been considering the energy and national security implications of the dependence upon uranium imports from Russia to fuel the domestic civilian nuclear reactor fleet.

Based upon these strong uranium market signals, Western has recently raised additional capital to accelerate a ramp-up in Western’s production capability. Additional staff and a second mining team has been added for January 2024 to double our mining capability at the Sunday Mine Complex. Additional consulting commitments have been made to accelerate the licensing and development of the Maverick Minerals Processing Plant. To add follow-on capacity, the Company is continuing its permitting of the San Rafael and Topaz Mine projects. Western is investing to take advantage of the opportunities from this generational shake-up in the U.S. nuclear fuel cycle.

Annual 2023 Incentive Stock Option Grant

Western announces that it has granted an aggregate of 1,525,000 stock options (“Options”) to purchase common shares to a number of officers, directors, and employees of Western under the Company’s Incentive Stock Option Plan. The Options were granted on December 20, 2023 after market close, and with the exercise price being set at CAD$1.60 based upon the closing prices on both the day of the grant and the prior trading day, and the pricing of units offered in the most recent private placement conducted by Western. Each option is exercisable to acquire one common share for a five-year term starting with the vesting date. The Options vest equally in three instalments: January 31, 2024, July 31, 2024, and January 31, 2025.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp.is ramping-uphigh-grade uranium and vanadiumproduction at its Sunday Mine Complex.In addition to the flagship property located in the prolific Uravan Mineral Belt, the production pipeline also includes conventional projects in Colorado and Utah. The Maverick Minerals Processing Plant is being licensed in Utah and will include the kinetic separation process.

Cautionary Note Regarding Forward-Looking Information: Certain information contained in this news release constitutes “forward-looking information” or “forward-looking statements” within the meaning of applicable securities laws (collectively, “forward-looking statements”). Statements of that nature include statements relating to, or that are dependent upon: the Company’s expectations, estimates and projections regarding the Offering and exploration and production plans and results; the timing of planned activities; whether the Company can raise any additional funds required to implement its plans; whether regulatory or analogous requirements can be satisfied to permit planned activities; and more generally to the Company’s business, and the economic and political environment applicable to its operations, assets and plans. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond the Company’s ability to control or predict. Please refer to the Company’s most recent Management’s Discussion and Analysis, as well as its other filings at www.sec.gov and/or www.sedarplus.com, for a more detailed review of those risk factors. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and that these statements are made as of the date hereof. While the Company may do so, it does not undertake any obligation to update these forward-looking statements at any particular time, except as and to the extent required under applicable laws and regulations.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier
President and CEO
970-864-2125
gglasier@western-uranium.com

Robert Klein
Chief Financial Officer
908-872-7686
rklein@western-uranium.com